June 7, 2017
The Trustees of
Professionally Managed Portfolios

615 East Michigan Street
Milwaukee, Wisconsin 53202

Re:   Congress Large Cap Growth Fund, a Series of Professionally Managed Portfolios
Ladies and Gentlemen:
You have requested our opinion, as your special Massachusetts counsel, as to certain matters of Massachusetts law relating to the organization and shares of Professionally Managed Portfolios, a trust with transferable shares (the “Trust”) established under Massachusetts law pursuant to an Amended and Restated Declaration of Trust dated June 13, 2005, as amended to date (the “Declaration”).  We understand that our opinion is requested in connection with the filing by the Trust with the Securities and Exchange Commission (the “SEC”) of its Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the shares of beneficial interest, without par value (the “Shares”), to be issued pursuant to the reorganization of Century Shares Trust, a series of Century Capital Management Trust, into Congress Large Cap Growth Fund, a series of the Trust (the “Acquiring Fund”), under an Agreement and Plan of Reorganization and Termination (the “Plan”).
For purposes of rendering the opinions stated herein, we have examined and are familiar with the Declaration, and we have reviewed the form of the Combined Proxy Statement and Prospectus (the “Combined Proxy/Prospectus”) contained in the Registration Statement (including the form of the Plan), records of the actions taken by yourselves as the Trustees of the Trust to authorize the issuance and sale of the Shares, the By-laws of the Trust, as currently in effect, certificates of officers of the Trust and of public officials as to matters of fact relevant to such opinions, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of giving such opinions.  We call to your attention that, in doing so, we have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as copies, which we have not independently verified.
Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Massachusetts is based solely on a certificate to such effect issued by the Secretary of State of Massachusetts.
Based upon and subject to the foregoing, we hereby advise you that, in our opinion, under the laws of Massachusetts:
1.	The Trust is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.

The Trustees of
Professionally Managed Portfolios	-2-	June 7, 2017

2.
The Trust is authorized to issue an unlimited number of shares of beneficial interest; the Shares have been duly and validly authorized by all requisite action of the Trustees of the Trust, and no action by the shareholders of the Trust is required in such connection.

3.
The Shares, when duly sold, issued and paid for as contemplated by the Combined Proxy/Prospectus and the Plan, will be validly and legally issued, fully paid and non-assessable by the Trust, and the holders of the Shares will have no obligation to make payments to the Trust, the Acquiring Fund or their creditors (other than the purchase price for the Shares) or contributions to the Trust, the Acquiring Fund or their creditors solely by reason of the holders’ ownership of the Shares.

This letter expresses our opinions as to the provisions of the Declaration and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act, or to federal securities or other laws.
These opinions are limited to the present laws of The Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist.  We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.
All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.
This opinion letter should be interpreted in accordance with the Legal Opinion Principles of the Committee on Legal Opinions of the American Bar Association’s Section of Business Law, as published in 57 Business Lawyer 882-884 (February 2002).
This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.
We consent to your filing this letter with the SEC as an exhibit to the Registration Statement, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ SULLIVAN & WORCESTER LLP
SULLIVAN & WORCESTER LLP